UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 2, 2008
SanDisk Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-26734	77-0191793
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number
601 McCarthy Boulevard, Milpitas, California 95035
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (408) 801-1000
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On May 2, 2008, Dr. Randhir Thakur announced that he will step down on May 9, 2008 (the “Separation Date”) from his position as the Executive Vice President, Technology and Fab Operations of SanDisk Corporation (the “Company”). In connection with Dr. Thakur’s expected departure, the Company entered into a separation agreement (the “Separation Agreement”) with Dr. Thakur, which will become effective on May 16, 2008 (the “Effective Date”), provided that Dr. Thakur does not revoke the Separation Agreement prior to the Effective Date.
     The Separation Agreement provides that within ten days following the Separation Date, the Company will pay Dr. Thakur a lump sum payment of $300,629, which is equivalent to approximately nine months of his most recent base salary. The Separation Agreement also provides that Dr. Thakur will receive up to 12 months of medical coverage. In addition, as of the Separation Date, Dr. Thakur will receive accelerated vesting of his unvested stock options that would have vested on or within ten months of the Separation Date. Among other things, the Separation Agreement also provides for a full and general release by Dr. Thakur in favor of the Company, and Dr. Thakur’s agreement to certain confidentiality, cooperation, non-solicitation and non-disclosure obligations.
     The foregoing summary of the material terms of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 5, 2008

SANDISK CORPORATION
By:	/s/ Judy Bruner
Name:	Judy Bruner
Title:	Executive Vice President, Administration and Chief Financial Officer (Principal Financial and Accounting Officer)